UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2012

Loral Space & Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Third Avenue New York, New York	10016
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (212) 697-1105

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 26, 2012, Loral Space & Communications Inc. (the “Company”) and Space Systems/Loral, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company(“SS/L”), entered into a Purchase Agreement (the “Purchase Agreement”) with MacDonald, Dettwiler and Associates Ltd., a Canadian corporation (“MDA”), and MDA Communications Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of MDA (“Purchaser”), pursuant to which the Company has agreed to sell one hundred percent of the equity of SS/L to Purchaser for $774 million, subject to certain purchase price adjustments set forth in the Purchase Agreement, and certain related real estate to MDA for a $101 million promissory note.

Prior to consummating the sale, SS/L will (i) be converted into a limited liability company, (ii) transfer the real estate owned by it to a newly formed limited liability company (the “Land LLC”), (iii) distribute the equity interests in the Land LLC to the Company, and (iv) pay a dividend and repay intercompany balances to the Company in an amount equal to $111,851,000, plus $192,500 per day from March 31, 2012 to the closing of the transaction, plus amounts accrued from March 31, 2012 to the closing of the transaction under the existing Management Agreement and Shared Services Agreement between the Company and SS/L.

The $101 million promissory note to be received from MDA will bear interest at the rate of 1% per annum, and will amortize in three equal annual installments commencing March 31, 2013. The note will be backed by a letter of guarantee from Royal Bank of Canada.

Under the terms of the Purchase Agreement, the Company will retain control of the pending lawsuit against SS/L and the Company by ViaSat, Inc. as well as the pending countersuit, and will indemnify SS/L for all Covered Litigation Costs and Covered Litigation Damages (as defined in the Purchase Agreement), subject to certain capped cost-sharing by SS/L. Under the terms of the Purchase Agreement, following a change of control of the Company, the liability of the Company for Covered Litigation Damages is subject to a dollar cap.

The closing of the transactions contemplated by the Purchase Agreement is subject to certain closing conditions, including: (i) that from the date of the Purchase Agreement to the closing date of the transactions contemplated thereby a Material Adverse Effect (as defined in the Purchase Agreement) shall not have occurred, (ii) that any required waiting periods (including any extension thereof) applicable to the consummation of the transactions contemplated by the Purchase Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have terminated or expired, (iii) obtaining the approval of the Committee on Foreign Investment in the United States (CFIUS), and (iv) other customary closing conditions.

The Company anticipates that the sale will be a taxable transaction, with taxes expected to be no greater than $3 per share. Management of the Company currently anticipates that it will recommend to the Board of Directors that the Board of Directors approve payment to stockholders of a dividend or other distribution of approximately $26 per share, representing the after-tax proceeds of the transaction after giving effect to appropriate reserves. There can be no assurance that any dividend or other distribution will be paid or, if paid, what the amount or timing will be.

A copy of the Purchase Agreement is filed as Exhibit 10.1, to this Current Report on Form 8-K and is incorporated by reference herein. The above description of the Purchase Agreements is a summary only and is qualified in its entirety by reference to the complete text of the Purchase Agreement. The description of the Purchase Agreement and the copy of the Purchase Agreement filed as an exhibit to this Form 8-K are intended to provide information regarding the terms of the Purchase Agreement and are not intended to modify or supplement any factual disclosures about the Company or its subsidiaries in its public reports filed with the U.S. Securities and Exchange Commission. In particular, the Purchase Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts or circumstances relating to the Company or any subsidiary thereof. The representations, warranties, covenants, agreements and other terms and conditions set forth in the Purchase Agreement have been made solely for the benefit of the parties to the Purchase Agreement and (i) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (ii) have been qualified by reference to certain information that is not reflected in the text of the Purchase Agreement, and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by investors in the Company (including investors that own any debt securities issued by the Company), and therefore should not be relied upon by any person that is not a party to the Purchase Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Purchase Agreement, dated as of June 26, 2012, by and among Loral Space & Communications Inc., Space Systems/Loral, Inc., MacDonald, Dettwiler and Associates Ltd. and MDA Communications Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORAL SPACE & COMMUNICATIONS INC.

Date: June 28, 2012	By:	/s/ Avi Katz
Name: Avi Katz
Title: Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit #	Description
10.1	Purchase Agreement, dated as of June 26, 2012, by and among Loral Space & Communications Inc., Space Systems/Loral, Inc., MacDonald, Dettwiler and Associates Ltd. and MDA Communications Holdings, Inc.